EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of Zentalis Pharmaceuticals, Inc. shall be filed on behalf of each of the undersigned and that this Joint Filing Agreement shall be filed as an exhibit to such Schedule 13G.

Dated: December 30, 2025

5AM Opportunities II, L.P. By: 5AM Opportunities II (GP), LLC its General Partner By: /s/ Andrew J. Schwab Name: Andrew J. Schwab Title: Managing Member	5AM Opportunities II (GP), LLC By: /s/ Andrew J. Schwab Name: Andrew J. Schwab Title: Managing Member
5AM Opportunities Master Fund L.P. By: 5AM Opportunities (GP), LLC its General Partner By: /s/ Andrew J. Schwab Name: Andrew J. Schwab Title: Managing Member	5AM Opportunities (GP), LLC By: /s/ Andrew J. Schwab Name: Andrew J. Schwab Title: Managing Member
/s/ Andrew J. Schwab Andrew J. Schwab /s/ Dr. Kush Parmar Dr. Kush Parmar /s/ Anna Yaeger Anna Yaeger